UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule §240.14a-12

W HOLDING COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

SEC 1913 (04-05) Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	2.	Form, Schedule or Registration Statement No.:

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	4.	Date Filed:

W HOLDING COMPANY, INC.

19 West McKinley Street

Mayagüez, Puerto Rico 00681

(787) 834-8000

September 30, 2008

To the Stockholders of

W Holding Company, Inc.:

You are cordially invited to attend a special meeting of stockholders of W Holding Company, Inc. (the “Company”) to be held on Friday, November 7, 2008, at 8:00 a.m. local time, at the J. William Fulbright Center at Hogan & Hartson LLP, 555 Thirteenth Street, NW, Washington, D.C. 20004. At the special meeting, you will be asked to vote on a proposal to approve an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of our common stock, at any time prior to December 31, 2008, at a specific ratio to be determined by the Board of Directors, in its sole discretion, within the range of one-for-10 to one-for-50, inclusive.

Our Board of Directors unanimously recommends that you vote FOR the proposal. You are encouraged to read the accompanying Proxy Statement, which provides information about the Company and the proposal to be voted on at the Special Meeting.

It is important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, you are urged to vote by telephone or by using the Internet as instructed in the proxy card, or complete, date, sign and return the enclosed proxy card in the enclosed postage paid envelope.

Sincerely,

FRANK C. STIPES, ESQ.

Chief Executive Officer and

Chairman of the Board

W HOLDING COMPANY, INC.

19 West McKinley Street

Mayagüez, Puerto Rico 00681

(787) 834-8000

_______________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on November 7, 2008

_______________

To the Stockholders of

W Holding Company, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of W Holding Company, Inc. (the “Company”) will be held at the J. William Fulbright Center at Hogan & Hartson LLP, 555 Thirteenth Street, NW, Washington, D.C. 20004 on Friday, November 7, 2008, at 8:00 a.m., local time, for the following purposes:

1.

Amendment to Certificate of Incorporation. To adopt an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock, at any time prior to December 31, 2008, at a specific ratio to be determined by the Board of Directors in its sole discretion within the range of one-for-10 to one-for-50, inclusive; and

2.	Other Business. To transact any other business as may properly come before the special meeting and any postponement or adjournments thereof.

Stockholders of record at the close of business on September 19, 2008, are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the meeting. A complete list of stockholders entitled to vote at the special meeting will be available at the Secretary’s office, 19 West McKinley Street, Mayagüez, Puerto Rico, for 10 days before the meeting and will be available for inspection at the special meeting. Whether or not you plan to attend the special meeting in person, you are urged to vote by telephone or Internet as instructed in the proxy card, or complete, sign, date and return the enclosed proxy card in the enclosed postage paid envelope. If you attend the special meeting in person, you may revoke your proxy and vote in person. Attendance at the meeting does not itself revoke your proxy.

By Order of the Board of Directors

JUAN C. FRONTERA

Secretary of the Board of Directors

Mayagüez, Puerto Rico

September 30, 2008

W HOLDING COMPANY, INC.

19 West McKinley Street

Mayagüez, Puerto Rico 00681

_______________

PROXY STATEMENT

_______________

SPECIAL MEETING OF STOCKHOLDERS

November 7, 2008

_______________

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

Persons Making the Solicitation

This Proxy Statement and accompanying proxy card are being sent to the stockholders of W Holding Company, Inc. (the “Company”) in connection with the solicitation of proxies on behalf of the Board of Directors to be used at a special meeting of the stockholders. The special meeting will be held at the J. William Fulbright Center at Hogan & Hartson LLP, 555 Thirteenth Street, NW, Washington, D.C. 20004, on Friday, November 7, 2008, at 8:00 a.m., local time, and at any meeting following postponement or adjournment of the special meeting. This Proxy Statement, together with the enclosed proxy card, is first being mailed to stockholders on or about October 3, 2008. You are requested to vote by telephone or Internet as instructed in the proxy card, or sign, date and return the enclosed proxy card in the enclosed postage paid envelope in order to ensure that your shares are represented at the special meeting.

In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation. The Company has engaged the firm of Morrow & Co., LLC to aid in the solicitation of proxies. The cost of solicitation of proxies will be borne by the Company and is estimated to be approximately $7,500.00, plus reimbursement of expenses. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of the common stock.

Record Date

The securities which can be voted at the special meeting consist of shares of the Company’s common stock, with each share entitling its owner to one vote on each matter presented. The close of business on September 19, 2008, has been fixed by the Board of Directors as the record date for determination of stockholders entitled to notice of and to vote at the special meeting. The number of shares of common stock issued and outstanding on September 19, 2008 was 164,906,923, all of which are entitled to vote at the special meeting. As of September 19, 2008, the Company had 705 stockholders of record of its common stock, not including beneficial owners whose shares are held in record names of brokers or their nominees. Each share of common stock is entitled to one vote on the proposal.

Voting Procedures and Required Vote

A form of proxy is enclosed for your use. If you vote using the enclosed proxy card and return it to us in time to be voted at the special meeting, your shares will be voted in accordance with the instructions marked on the proxy card. Executed but unmarked proxies will be voted FOR the amendment of the Company’s Certificate of Incorporation to effect the reverse stock split. The Board of Directors does not know of any other matters that are to come before the special meeting. If any other matters properly come before the special meeting, Frank C. Stipes, Esq. or Freddy Maldonado, with full power of substitution, will vote the shares represented by your proxy on those other matters in accordance with his best judgment.

The presence, in person or by proxy, of one third of the total number of outstanding shares of Common Stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. Stockholders’ votes will be tabulated by a representative of BNY Mellon Shareowner Services, which has been appointed by the Board of Directors to act as inspector of election of the special meeting. Approval and adoption of the amendment to the Certificate of Incorporation to effect the reverse stock split requires the affirmative vote of at least a majority of our issued and outstanding shares of common stock represented in person or by proxy at the special meeting, and which are entitled to vote.

Abstentions and broker non-votes will be treated as shares that are present, or represented, and entitled to vote for purposes of determining the presence of a quorum at the special meeting. Abstentions will have the same effect as negative votes. If a broker which is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote on the proposal as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to the proposal, these broker non-votes will have the same effect as negative votes.

If your common stock is held by a broker, bank or other nominee (i.e., in “street name”), you should receive instructions from that person or entity that you must follow in order to have your shares of common stock voted. If you hold your common stock in your own name and not through a broker or another nominee, you may vote your shares of common stock:

•	by using the toll-free telephone number listed on the proxy card,
•	by using the Internet website listed on the proxy card,
•	by signing, dating and mailing the proxy card in the enclosed postage-paid envelope, or
•	by attending the special meeting and voting in person.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your common stock in accordance with your instructions. If you give a proxy without specific voting instructions, your proxy will be voted by the proxy holders as recommended by the Board of Directors.

Vote by Telephone. If you hold your common stock in your own name and not through your broker or another nominee, you can vote your shares of common stock by telephone by dialing the toll-free telephone number printed on your proxy card. Telephone voting is available 24 hours a day until 11:59 p.m., Eastern Time, on November 6, 2008. Easy-to-follow voice prompts allow you to vote your shares of common stock and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

Vote by Internet. If you hold your common stock in your own name and not through your broker or another nominee, you can choose to vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours a day until 11:59 p.m., Eastern Time, on November 6, 2008. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

Vote by Mail. You can vote by mail by signing, dating and returning the enclosed proxy card in the enclosed postage paid envelope.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. If you do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. The effect of broker non-votes is more specifically described above.

Revocability of Proxy

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (1) filing written notice of revocation with Mr. Juan C. Frontera, Secretary of the Board of Directors, W Holding Company, Inc., P.O. Box 1180, Mayagüez, Puerto Rico 00681, (2) submitting a duly executed proxy bearing a later date, (3) re-voting by telephone or the Internet or (4) appearing at the special meeting and voting in person. The proxies solicited by this Proxy Statement may only be exercised at the special meeting and any adjournment or postponement of the meeting.

PROPOSAL 1

TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION

TO EFFECT A REVERSE STOCK SPLIT

The Company’s Board of Directors has adopted a resolution unanimously approving and recommending to the stockholders for their approval an amendment to the Company’s Certificate of Incorporation, effecting, at any time prior to December 31, 2008, a reverse split of all outstanding shares of the Company’s common stock at a specific ratio to be determined by the Board of Directors in its sole discretion within the range of one-for-10 to one-for-50, inclusive. If this proposal is approved, the Board of Directors will have the authority, but not the obligation, in its sole discretion, and without any further action on the part of the stockholders, to select a reverse split ratio within this range and to effect, at any time prior to December 31, 2008 (the “Effective Time”), the reverse stock split by filing with the Department of State of the Commonwealth of Puerto Rico (the “Puerto Rico Department of State”) a Certificate of Amendment to the Company’s Certificate of Incorporation. The Board of Directors will have the ability to decline to file the Certificate of Amendment if it subsequently determines that the reverse stock split is no longer in the best interests of the Company.

If this proposal is approved and the Board of Directors selects the ratio for the reverse stock split, then all the outstanding shares of common stock on the date of the reverse stock split will automatically be converted into a smaller number of shares, at the ratio selected by the Board of Directors, as more fully described below. The ratio will be within the range of one-for-10 to one-for-50, inclusive. The reverse stock split will not change the current par value of the Company’s common stock or change the current number of authorized shares of common stock.

Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of common stock outstanding immediately following the reverse stock split as that stockholder held immediately prior to the reverse stock split.

The form of the proposed Certificate of Amendment to effect the reverse stock split is attached to this proxy statement as Appendix A. The following discussion is qualified in its entirety by the full text of the Certificate of Amendment, which is hereby incorporated by reference. We are proposing that the Board of Directors have the discretion to select the reverse stock split ratio from within a range, rather than proposing that stockholders approve a specific ratio at this time, in order to give the Board of Directors the flexibility to implement a reverse stock split at a ratio that reflects the Board’s then-current assessment of the factors described below under “Determination of Reverse Stock Split Ratio.” If the Board of Directors decides to implement a reverse stock split, the Company will file the Certificate of Amendment with the Puerto Rico Department of State and the reverse stock split will be effective at 5:00 pm Eastern Time on the date it is filed with the Puerto Rico Department of State.

Reasons for the Reverse Stock Split

The Company’s common stock is currently listed on the New York Stock Exchange (the “NYSE”). The continued listing requirements of the NYSE require, among other things, that the average per share closing price of the common stock for any 30 consecutive trading day period not fall below $1.00 per share. On July 18, 2008, the Company was advised by the NYSE that due to the common stock’s minimum average closing price falling below $1.00 for a 30 consecutive trading day period, the Company was “below criteria” and subject to potential delisting. Under the rules of the NYSE, the Company must be in compliance with the $1.00 minimum average closing price requirement for the 30 consecutive trading day period ending January 17, 2009 or the NYSE may commence suspension and delisting procedures against the Company.

The purpose of the reverse stock split is to increase the per share market price of the Company’s common stock. The Board of Directors intends to effect a reverse stock split only if it believes that a decrease in the number of shares outstanding is likely to improve the trading price of the common stock and improve the likelihood that the Company will be allowed to maintain its listing on the NYSE. If the reverse stock split proposal is authorized by the stockholders, the Board of Directors will have the discretion to implement a reverse stock split one time, at any time prior to December 31, 2008, or effect no reverse stock split at all. The Board of Directors has submitted an exchange ratio range in order to give it flexibility. If the trading price of the common stock stays above $1.00 without implementation of the reverse stock split, the reverse stock split may not be necessary.

The Board of Directors believes that maintaining the listing of the common stock on the NYSE is in the best interests of the Company and our stockholders. If the common stock were delisted from the NYSE, the Board of Directors believes that the liquidity in the trading market for the common stock would be significantly decreased, which could reduce the trading price and increase the transaction costs of trading shares of the common stock. If the reverse stock split is approved by our stockholders and implemented by the Board of Directors, we expect to satisfy the $1.00 average per share closing price requirement for continued listing. However, despite the approval of the reverse stock split by our stockholders and the implementation of the reverse stock split by the Board of Directors, there can be no assurance that the market price of our common stock will rise in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split, that the market price of the post-split common stock can be maintained above $1.00 or that the common stock will not be delisted for other reasons.

Determination of Reverse Stock Split Ratio

The ratio of the reverse stock split, if approved and implemented, will be between and including one-for-10 and one-for-50, as determined by the Board of Directors in its sole discretion. In determining the reverse stock split ratio, the Board of Directors will consider numerous factors including:

•	the historical and projected performance of our common stock and volume level before and after the reverse stock split,

•	prevailing market conditions,

•	general economic and other related conditions prevailing in our industry and in the marketplace generally,

•	the projected impact of the selected reverse stock split ratio on trading liquidity in our common stock and our ability to continue our common stock’s listing on the NYSE,

•	our capitalization (including the number of shares of our common stock issued and outstanding),

•	the prevailing trading price for our common stock and the volume level thereof, and

•	potential devaluation of our market capitalization as a result of a reverse stock split.

The purpose of asking for authorization to implement a reverse stock split at a ratio to be determined by the Board of Directors, as opposed to a ratio fixed in advance, is to give the Board of Directors the flexibility to take into account then-current market conditions and changes in price of our common stock and to respond to other developments that may be deemed relevant, when considering the appropriate ratio.

Board Discretion to Implement the Reverse Stock Split

If the reverse stock split is approved by the stockholders, such amendment will be effected, if at all, only upon a determination by the Board of Directors that a reverse stock split (with an exchange ratio determined by the Board of Directors as described above) is in the best interests of the Company and its stockholders. Such determination shall be based upon certain factors, including existing and expected marketability and liquidity of the common stock, meeting the listing requirements for the NYSE, prevailing market conditions and the likely effect on the market price of the common stock. Notwithstanding approval by the stockholders of the reverse stock split, the Board of Directors may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Puerto Rico Department of State not to effect the reverse stock split. If the Board of Directors fails to implement the reverse stock split by December 31, 2008, stockholder approval again would be required prior to implementing any subsequent reverse stock split.

Principal Effects of the Reverse Stock Split

Our common stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our common stock under the Exchange Act. Following the reverse stock split our common stock will continue to be traded on the NYSE under the symbol “WHI”, subject to our continued satisfaction of the NYSE listing requirements.

A reverse stock split refers to a reduction in the number of outstanding shares of a class of a corporation's capital stock, which may be accomplished, as in this case, by reclassifying and combining all of our outstanding shares of common stock into a proportionately smaller number of shares. For example, if our Board of Directors decides to implement a one-for-10 reverse stock split of our common stock, then a stockholder holding 1,000 shares of our common stock before the reverse stock split would instead hold 100 shares of our common stock immediately after the reverse stock split. Each stockholder’s proportionate ownership of our outstanding shares of common stock would remain the same, except that stockholders that would otherwise receive fractional shares as a result of the reverse stock split will receive cash payments in lieu of fractional shares. For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the reverse stock split would continue to hold approximately 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split. All shares of our common stock will remain fully paid and non-assessable.

The primary purpose of the proposed reverse stock split of our common stock is to combine the issued and outstanding shares of our common stock into a smaller number of shares so that the shares of our common stock will trade at a higher price per share than recent trading prices. Although we expect the reverse stock split will result in an increase in the market price of our common stock, the reverse stock split may not increase the market price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in the permanent increase in the market price, which is dependent upon many factors, including the Company’s performance, prospects and other factors detailed from time to time in our reports filed with the Securities and Exchange Commission. The history of similar reverse stock splits for companies in like circumstances is varied. If the reverse stock split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split.

In addition to increasing the market price of our common stock, a reverse stock split will also affect the presentation of stockholders’ equity on our balance sheet. Specifically, because the par value per share of our common stock will not change, the reduction in the number of outstanding shares of common stock will cause our stated capital account to be reduced, and our additional paid-in capital to be increased by the legally required equivalent amount. Total stockholders’ equity will remain unchanged.

The number of authorized shares of our common stock will not be reduced as a result of the reverse stock split. Consequently, the number of authorized but unissued shares of common stock will increase as a result of the reverse stock split. The issuance of authorized but unissued shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of outstanding common stock. The authorized and unissued shares would be available from time to time for corporate purposes including raising additional capital by means of sales of stock or securities convertible into common stock, acquisitions of companies or assets, or other strategic transactions. We currently have no plan, arrangement or agreement to issue shares of our common stock for any purpose, except for the issuance of shares of common stock pursuant to our stock option plans.

Because no fractional shares will be issued, holders of our common stock could be eliminated in the event that the proposed reverse stock split is implemented. However, we are not proposing the reverse stock split as the first step in a “going private” transaction within the meaning of Rule 13e-3 of the Exchange Act. As of September 19, 2008, we had 167 record holders who held fewer than 50 shares of our Common Stock, out of a total of approximately 705 record holders. Therefore, we believe that a reverse stock split, even if approved and implemented at a ratio of one-for-50, would have no significant effect on the number of record holders of our common stock.

Effect on Outstanding Stock Options

The reverse stock split transaction will affect the Company’s outstanding options. Pursuant to the Company’s 1999 Qualified Stock Option Plan and 1999 Non-Qualified Stock Option Plan, the number of shares of common stock deliverable upon the exercise of options issued under such plan must be appropriately adjusted (with any fractions being eliminated in each case by rounding downward to the nearest whole share) and appropriate adjustments must be made to the purchase price per share to reflect the reverse stock split transaction. For example, assume that a one-for-10 reverse stock split is implemented and that an optionee holds options to purchase 1,000 shares at an exercise price of $5.00 per share. On the effectiveness of the one-for-10 reverse stock split, the number of shares subject to that option would be reduced to 100 shares and the exercise price would be proportionately increased to $50.00 per share. Further, the number of shares of our common stock reserved for issuance under our existing stock option plans will be reduced by the same ratio as selected for the reverse stock split.

Effect on 7.125% Non-Cumulative, Convertible Preferred Stock, Series A

Our 7.125% Non-Cumulative, Convertible Preferred Stock, Series A (“Series A Preferred Stock”) is convertible, at the option of the holder, at any time into .995 shares of common stock (calculated as to each conversion to the nearest 1/100th of a share). Pursuant to our Certificate of Incorporation, the effect of the reverse stock split on our Series A Preferred Stock will be to reduce the number of shares of our common stock issuable upon conversion of our Series A Preferred Stock. For example, assume that a one-for-10 reverse stock split is implemented and that a stockholder holds 100 shares of Series A Preferred Stock. Before the effectiveness of the reverse stock split, these 100 shares of Series A Preferred Stock would be convertible into 99 shares of common stock and cash in lieu of 0.5 of a fraction of a share. On the effectiveness of the reverse stock split, these 100 shares of Series A Preferred Stock will be convertible into 9 shares of common stock and cash in lieu of 0.95 of a fraction of a share.

The number of shares of preferred stock authorized to be issued under our Certificate of Incorporation would remain unchanged, as would the number of issued and outstanding shares of our Series A Preferred Stock.

Cash Payment in Lieu of Fractional Shares

No fractional shares of common stock will be issued in connection with the reverse stock split. If as a result of the reverse stock split, a stockholder of record would otherwise hold a fractional share, the stockholder will receive a cash payment in lieu of the issuance of any such fractional share equal to the fair value of the Company’s common stock at the effective time of the reverse split. Fair value of the Company’s common stock will be determined by multiplying (i) such fractional share interest to which the holder would otherwise be entitled by (ii) the closing sale price of the common stock (on a post-reverse-split basis as adjusted for the amendment effected hereby) on the trading day immediately prior to the Effective Time on the NYSE, or if the principal exchange on which the common stock is then traded is other than the NYSE, such exchange as may be applicable. The receipt of cash in lieu of fractional shares will be subject to federal income tax, as described further below in “Certain United States Federal Income Tax Consequences.” In addition, such stockholders will not be entitled to receive interest for the period of time between the effective time of the reverse stock split and the date they receive payment for the cashed-out shares.

The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The par value of the shares of our common stock is not changing as a result of the implementation of the reverse stock split. Our stated capital, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced proportionately on the effective date of the reverse stock split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our common stock, will be increased by a number equal to the decrease in stated capital. Further, net loss per share and book value per share will be increased as a result of the reverse stock split because there will be fewer shares of common stock outstanding. Prior periods’ per share amounts will be restated to reflect the reverse stock split.

Possible Disadvantages of a Reverse Stock Split

Even though the Board of Directors believes that the potential advantages of a reverse stock split outweigh any disadvantages that might result, the following are some of the possible disadvantages of a reverse stock split:

The reduced number of shares of our common stock resulting from a reverse stock split could adversely affect the liquidity of our common stock.

A reverse stock split could result in a significant devaluation of the Company’s market capitalization and the trading price of its common stock, on an actual or an as-adjusted basis, based on the experience of other companies that have effected reverse stock splits.

A reverse stock split may leave certain stockholders with one or more “odd lots,” which are stock holdings in amounts of less than 100 shares of our common stock. These odd lots may be more difficult to sell than shares of common stock in even multiples of 100. Additionally, any reduction in brokerage commissions resulting from the reverse stock split, as discussed above, may be offset, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by the reverse stock split.

There can be no assurance that the market price per new share of our common stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of our common stock outstanding before the reverse stock split. For example, based on the closing market price of our common stock on September 26, 2008 of $0.52 per share, if the stockholders approve this proposal and the Board of Directors select a reverse stock split ratio of one-for-10, there can be no assurance that the post-split market price of our common stock would be $5.20 per share or greater.

Accordingly, the total market capitalization of our common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

While the Board of Directors believes that a higher stock price will help generate investor interest, there can be no assurance that the reverse stock split will result in per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

If the reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares outstanding.

Implementation of Reverse Stock Split; Certificate of Amendment

If our stockholders approve this proposal, and the Board of Directors elects to effect the reverse stock split, we will file the Certificate of Amendment included as Appendix A to this proxy statement (as completed to reflect the reverse stock split ratio as determined by the Board of Directors, in its discretion, within the range of one-for-10 to one-for-50, inclusive). The Certificate of Amendment will become effective at 5:00 pm Eastern Time on the date when it is filed with the Puerto Rico Department of State.

Effect on Beneficial Holders of Common Stock

Upon the reverse stock split, we intend to treat shares of the Company’s common stock held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares of common stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the Company’s common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of the Company’s common stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered Book-Entry Holders of Common Stock

Some of the Company’s registered holders of common stock may hold some or all of their shares electronically in book-entry form with the Company's transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Company’s common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-reverse stock split shares or cash payment in lieu of any fractional share interest, if applicable. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of common stock held following the reverse stock split.

If a stockholder is entitled to a payment in lieu of any fractional share interest, a check will be mailed to the stockholder’s registered address as soon as practicable after the effective date of the reverse stock split. By signing and cashing the check, stockholders will warrant that they owned the shares of common stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws.

Exchange of Stock Certificates

As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. The Company’s transfer agent, BNY Mellon Shareowner Services, will act as “exchange agent” for purposes of implementing the exchange of stock certificates, and will send to stockholders of record as of the Effective Time a letter of transmittal for purposes of surrendering to the exchange agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the Effective Time, any certificates formerly representing pre-reverse stock split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-reverse stock split shares.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Even if the stockholders approve the proposed amendment, we reserve the right not to effect the reverse stock split if in the opinion of the Board of Directors it would not be in the best interests of the Company and its stockholders.

No Appraisal Rights

Under the Puerto Rico General Corporation Law of 1995, stockholders will not be entitled to exercise appraisal rights in connection with the reverse split, and the Company will not independently provide stockholders with any such right.

Certain United States Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of the reverse stock split generally applicable to beneficial holders of shares of our common stock. This summary addresses only such stockholders who hold their pre-reverse stock split shares as capital assets and will hold the post-reverse stock split shares as capital assets. This discussion does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult its tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse stock split.

Exchange Pursuant to Reverse Stock Split. No gain or loss will be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split, except to the extent of cash, if any, received in lieu of fractional shares. See “Cash in Lieu of Fractional Shares” below. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split, including any fractional share deemed to have been received, will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor, and the holding period of the post-reverse stock split shares will include the holding period of the pre-reverse stock split shares.

Cash in Lieu of Fractional Shares. A holder of pre-reverse stock split shares that receives cash in lieu of a fractional share of post-reverse stock split shares should generally be treated as having received such fractional share pursuant to the reverse stock split and then as having exchanged such fractional share for cash in a redemption by the Company. The amount of any gain or loss should be equal to the difference between the ratable portion of the tax basis of the pre-reverse stock split shares exchanged in the reverse stock split that is allocated to such fractional share and the cash received in lieu thereof. In general, any such gain or loss will constitute long-term capital gain or loss if the holder’s holding period for such pre-reverse stock split shares exceeds one year at the time of the reverse stock split. Deductibility of capital losses by holders is subject to limitations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of August 31, 2008, as to shares of the Company’s common stock beneficially owned by: (i) each person who is known by the Company to own more than 5% of its common stock; (ii) each of the Company’s current directors and executive officers; and (iii) all directors and executive officers of the Company as a group. The information contained herein has been obtained from the Company’s records and from information furnished to the Company by each individual. The Company knows of no person who owns, beneficially or of record, either individually or with associates, more than 5% of the Company’s common stock, except as set forth below:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (16)
Fredeswinda G. Frontera Honorary Directress	12,359,825	7.50%
Illeana García Ramírez de Arellano Honorary Directress	14,289,236	8.67%
Cornelius Tamboer Director	5,943,359(2)	3.60%
Frank C. Stipes, Esq. Chairman of the Board, President and Chief Executive Officer	11,798,231(3)	7.15%
Freddy Maldonado Director and Chief Financial Officer	2,752,652(4)	1.67%

Héctor L. Del Río Director	128,473(5)	*

Juan C. Frontera Director and Secretary of the Board of Directors	1,584,668	*

Pedro Domínguez Director and First Vice President – Southern Region of Westernbank Puerto Rico	1,303,302(6)	*

César A. Ruiz Director	125,337	*

Enrique Gonzalez Director	20,108	*

FMR LLC	10,402,548(7)	6.31%

Thomas W. Smith	8,225,869(8)	5.00%

William Vidal, Esq. First Vice President for Commercial Credit, Chief Lending Officer – Northeastern Region of Westernbank Puerto Rico	194,045(9)	*

Norberto Rivera, CPA Chief Accounting Officer and Vice President Corporate Comptroller	34,033(10)	*

All Directors and Executive Officers as a Group (17 persons)	51,026,116	30.99%

_________________

*	Represents less than 1% of the outstanding common stock.
(1)

Based upon information provided by the respective beneficial owners and filings with the Securities and Exchange Commission made pursuant to the Securities Exchange Act of 1934, as amended. Beneficial ownership is direct except as otherwise indicated by footnote. In accordance with Rule 13d-3 of the Exchange Act, a person is deemed to be the beneficial owner of a security if he or she has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. The address of each director and executive officer of the Company is c/o W Holding Company, Inc., 19 West McKinley Street, Mayaguez, Puerto Rico 00681.

(2)

Includes 2,484,208 shares of common stock owned by Prota Construction, S.E. of which Mr. Tamboer is the holder of 100% interest and has full voting power, and 93,704 shares of common stock owned by Tamrio, Inc., of which Mr. Tamboer is the holder of 50% interest and has shared voting power. Also includes 19,900 shares of common stock issuable upon the conversion of 20,000 shares of the Company’s Series A Preferred Stock owned by Mr. Tamboer. Additionally, includes 19,900 shares of common stock issuable upon the conversion of 20,000 shares of the Company’s Series A Preferred Stock owned by Tamrio, Inc.

(3)

Includes 41,288 shares of common stock owned by Mr. Stipes’ daughter and 4,424,301 vested stock options. Also includes 59,700 shares of common stock issuable upon the conversion of 60,000 shares of the Company’s Series A Preferred Stock owned by Mr. Stipes.

(4)

Includes 100,497 shares of common stock owned by Mr. Maldonado’s daughters and 1,041,700 vested stock options. Also includes 34,825 shares of the Company’s common stock issuable upon conversion of 35,000 shares of the Company’s Series A Preferred Stock owned by Mr. Maldonado. Additionally, includes 3,930 shares of the Company’s common stock issuable upon conversion of 3,950 shares of the Company’s Series A Preferred Stock owned by Mr. Maldonado’s daughters.

(5)

Includes 93,704 shares of common stock owned by Tamrio, Inc., of which Mr. Del Rio is the holder of 50% interest and has shared voting power. Also includes 19,900 shares of the Company’s common stock issuable upon conversion of 20,000 shares of the Company’s Series A Preferred Stock owned by Tamrio, Inc.

(6)	Includes 358,384 vested stock options.
(7)	FMR’s address is 82 Devonshire Street, Boston, Massachusetts 02109.
(8)

Messrs. Smith and Vassalluzzo’s address is 323 Railroad Avenue Greenwich, Connecticut 06830. Messrs. Smith and Vassalluzzo have the shared power to vote or dispose or to direct the vote or the disposal of 8,225,869 shares.

(9)	Includes 18,000 vested stock options.
(10)	Includes 12,000 vested stock options.
(11)

Shares of common stock subject to options and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days of August 31, 2008, are deemed outstanding for purposes of computing the percentage beneficially owned by the person holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Percentage ownership based on 164,906,923 shares of the Company’s common stock issued and outstanding.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Because the Company has changed the date of this year’s annual meeting by more than 30 days from the date of the previous year’s meeting, any stockholder proposal intended for inclusion in the Company’s Proxy Statement and form of proxy relating to the Company’s 2008 annual meeting of stockholders, must be received by the Company’s Secretary, Mr. Juan C. Frontera, W Holding Company, Inc., P.O. Box 1180, Mayagüez, Puerto Rico 00681, within a reasonable time before the Company begins to print and send out its proxy materials, pursuant to the proxy soliciting regulations of the Securities and Exchange Commission. Nothing in this paragraph shall be deemed to require the Company to include in its Proxy Statement and form of proxy for such meeting any stockholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time.

OTHER MATTERS

Management is not aware of any business to come before the special meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the special meeting, it is intended that proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

If you have any questions, or need assistance in voting your shares, please contact the Solicitation Agent assisting us in the solicitation of proxies:

Morrow & Co., LLC

You may obtain information regarding the Special Meeting

from the Solicitation Agent as follows:

470 West Avenue – 3rd Floor

Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400

Stockholders, please call (800) 607-0088

Appendix A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

W HOLDING COMPANY, INC.

It is hereby certified that:

FIRST: The name of the corporation is W Holding Company, Inc. (the “Corporation”)

SECOND: Article Sixth of the Certificate of Incorporation of the Corporation is hereby amended by adding the following paragraph immediately following the first paragraph of said section:

“Effective as of 5:00 p.m. Eastern Time on the date of filing (the “Effective Time”) of this amendment to the Company’s Certificate of Incorporation before the Secretary of State of Puerto Rico pursuant to the Puerto Rico General Corporation Law of 1995, as amended, each share of common stock, par value $1.00 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, shall be, and hereby is, combined into [one-Xth (1/X)]1 of a share of common stock, par value $1.00 per share (the “New Common Stock”). Each outstanding stock certificate which immediately prior to the Effective Time represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock determined by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to Effective Time by [one-Xth (1/X)] and rounding such number down to the nearest whole integer, and shares of Old Common Stock held in uncertificated form shall be treated in the same manner. The Company shall not issue or deliver any fractional shares of New Common Stock. Each holder of such New Common Stock shall be entitled to receive for such fractional interest, and at the Effective Time any such fractional interest in such shares of New Common Stock shall be converted into the right to receive, an amount in cash, without interest, determined by multiplying (i) such fractional share interest to which the holder would otherwise be entitled by (ii) the closing sale price of the common stock (on a post-reverse-split basis as adjusted for the amendment effected hereby) on the trading day immediately prior to the Effective Time on the New York Stock Exchange, or if the principal exchange on which the common stock is then traded is other than the New York Stock Exchange, such exchange as may be applicable. Shares of common stock that were outstanding prior to the Effective Time and that are not outstanding after the Effective Time shall resume the status of authorized but unissued shares of common stock.”

THIRD: The foregoing amendment was duly adopted by the stockholders of the Company at a special meeting of the stockholders duly called and held, upon notice in accordance with article 7.12 of the Puerto Rico General Corporation Law.

FOURTH: The foregoing amendment was duly adopted in accordance with the applicable provisions of article 8.02 of the Puerto Rico General Corporation Law.

_________________________

1  “1/X” represents a fraction, within the range of one-for-10 to one-for-50, inclusive, to be determined by the Board of Directors, such that references to “1/X” or “one-Xth” are to a number no less than 1/50 and no greater than 1/10, as selected by the Board of Directors.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by its Chief Executive Officer as of ___________ __, 2008.

W HOLDING COMPANY, INC.

By: _______________________________
Name: Frank C. Stipes, Esq.
Title: Chief Executive Officer

2

Please mark your votes as indicated in this example	☒

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is otherwise made, this proxy will be voted FOR the listed proposal, and in the discretion of the named proxies to any other matters properly presented at the meeting. This proxy may be revoked at any time before it is voted by delivery to the Secretary of the Company of either a written revocation of this proxy or a duly executed proxy bearing a later date, or by appearing at the special meeting and voting in person.

The Board of Directors recommends a vote FOR proposal 1.

		FOR	AGAINST	ABSTAIN
1.	Amendment to Certificate of Incorporation. To adopt an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock, at any time prior to December 31, 2008, at a specific ratio to be determined by the Board of Directors in its sole discretion within the range of one-for-10 to one-for-50, inclusive; and	0	0	0

2.	Other Business. To transact any other business as may properly come before the special meeting and any postponement or adjournment thereof.

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

Signature	Signature	Date
Please sign your name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to Special Meeting day.

W HOLDING COMPANY, INC.
INTERNET
http://www.eproxy.com/whl

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR
TELEPHONE
1-866-580-9477

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

W HOLDING COMPANY, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
COMPANY FOR SPECIAL MEETING TO BE HELD ON NOVEMBER 7, 2008

        The undersigned, being a stockholder of W Holding Company, Inc. (the “Company”), hereby appoints Mr. Frank C. Stipes, Esq., Chairman, President and Chief Executive Officer, and Mr. Freddy Maldonado, Director and Chief Financial Officer, with full power of substitution, as proxies and hereby authorizes such proxies to represent the undersigned at the Special Meeting of Stockholders of the Company to be held at 8:00 a.m. on Friday, November 7, 2008 at the J. William Fulbright Center, at Hogan & Hartson LLP, 555 Thirteenth Street, NW, Washington, D.C. 20004, and at any adjournment or postponement of said meeting, and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the following instructions. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

        YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXY CANNOT VOTE YOUR PREFERENCES UNLESS YOU SIGN AND RETURN THIS CARD.

        (Continued and to be signed on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

W HOLDING COMPANY, INC.
MAYAGÜEZ, PUERTO RICO

HOGAN & HARTSON LLP
J. WILLIAM FULBRIGHT CENTER
555 THIRTEENTH STREET N.W.
WASHINGTON, D.C. 20004

FRIDAY, NOVEMBER 7, 2008
8:00 A.M., LOCAL TIME

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.